Consent to Action in Lieu of A Special Meeting of the Shareholders of Silverton Adventures Inc.

The undersigned, being the shareholder(s) of a majority of the shares of voting stock issued and outstanding of Silverton Adventures Inc., a Nevada corporation (the "Corporation"), acting by written consent without a meeting pursuant to the NRS Chapter 78, do hereby adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a special meeting of the shareholder(s) of the Corporation duly called and held on August 26, 2013

WHEREAS, the Corporation desires to amend its Articles of Incorporation;

WHEREAS, the Board of Directors has deemed it advisable to amend the Total Authorized Capital Stock to 2,500,000,000; and

NOW, THEREFORE, be it:

RESOLVED, the Articles of Incorporation of the Corporation have been amended as presented in this resolution and,

RESOLVED, the Total Authorized Capital Stock is increased to 2,500,000,000; and

EXECUTED, as of the 10th day of September, 2013 by a majority of shareholder consent.

Signed:____________________
Ron Miller, Majority Shareholder